Exhibit 99.1

Uber Announces Date of First Quarter 2020 Results Conference Call, Withdrawal of Guidance, and
Preliminary First Quarter Financial Items

SAN FRANCISCO—April 16, 2020—Uber Technologies, Inc. (NYSE: UBER) will hold its quarterly conference call to discuss its financial results for the first quarter of 2020 on Thursday, May 7, 2020, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).

A live webcast of the conference call and earnings release materials can be found on Uber’s Investor Relations website at investor.uber.com. A replay of the conference call will be accessible for at least 90 days.

Given the evolving nature of COVID-19 and the uncertainty it has caused for every industry in every part of the world, it is impossible to predict with precision the pandemic’s cumulative impact on our future financial results. As such, we are withdrawing our 2020 guidance for Gross Bookings, Adjusted Net Revenue, and Adjusted EBITDA, which were provided on February 6, 2020.

As one of the world’s largest platforms for work, we continue to believe that we will play an important role in the economic recovery of cities around the globe. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the virus, we announced and implemented several initiatives during the first quarter of 2020, including a financial assistance program for drivers and delivery people. We intend to account for this program as Contra Revenue, which we expect will reduce GAAP Revenue by an estimated $17 to $22 million in Q1 and an estimated $60 to $80 million in Q2. To help investors assess the impact of COVID-19 on our financial position, and in accordance with recent SEC staff guidance, we intend to exclude the impact of certain COVID-19-specific expenses from Adjusted Net Revenue and from Adjusted EBITDA.

Given that much of the world is currently on some form of coronavirus lockdown, we expect to record an impairment charge against the carrying value of some of our minority equity investments. We believe these investments will be reduced by an estimated range of $1.9 to $2.2 billion during the three months ended March 31, 2020, due to the impact of the pandemic on the estimated value of these entities. These reductions in “Investments” on our Balance Sheet are expected to increase Q1 GAAP net loss by $1.9 to $2.2 billion, but are not expected to impact Q1 Adjusted Net Revenue, Adjusted EBITDA, cash and cash equivalents, or short-term investments.

On our March 19, 2020, conference call, we provided an update on our response to the pandemic. On May 7, we look forward to sharing further details on the steps we are taking to continue to strengthen our financial and operational position, improve our cost structure, and support our communities during this crisis. We will also provide details on how our businesses are performing across the broad geographical footprint where we operate, as well as trends we are seeing across business lines.

Disclosure Information

Uber uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Preliminary Financial Information

We report our financial results in accordance with U.S. generally accepted accounting principles. All financial data in this press release for the quarter ended March 31, 2020 is preliminary, as financial close procedures for the quarter ended March 31, 2020 are not yet complete. These estimates are not a comprehensive statement of our financial position and results of operations as of and for the quarter ended March 31, 2020. Actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of our internal control over financial reporting, the completion of the preparation and management’s review of our financial statements for the quarter ended March 31, 2020 and the subsequent occurrence or identification of events prior to the filing of the first quarter financial results of 2020 on Form 10-Q with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments. In addition, other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and other filings made with the Securities and Exchange Commission. All information provided in this release is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About Uber

Our mission is to ignite opportunity by setting the world in motion.

We revolutionized personal mobility with Ridesharing, and we are leveraging our platform to redefine the massive meal delivery and logistics industries.

We are a technology platform that uses a global network, leading technology, operational excellence and product expertise to power movement from point A to point B. We develop and operate proprietary technology applications supporting a variety of offerings on our platform. We connect consumers with independent providers of ride services, restaurants and food delivery services, public transportation networks, e-bikes, e-scooters and other personal mobility options. We use this same network, technology, operational excellence and product expertise to connect shippers with carriers in the freight industry. We are also developing technologies that provide autonomous driving vehicle solutions to consumers, networks of vertical take-off and landing vehicles and new solutions to solve everyday problems.

Investors and Analysts:

investor@uber.com

Press:

press@uber.com